UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2013

Lightwave Logic, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-52567	82-049-7368
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

111 Ruthar Drive, Newark, Delaware	19711
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (302) 356-2717

............................................................................................................................................................

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On June 6, 2013, Lightwave Logic, Inc. (the “Company”) signed a $20 million purchase agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”), an Illinois limited liability company. We also entered into a registration rights agreement (the “RRA”) with LPC whereby we agreed to file a registration statement related to the transaction with the U.S. Securities & Exchange Commission (“SEC”) covering the shares of the Company’s common stock that may be issued to LPC under the Purchase Agreement.

After the SEC has declared effective the registration statement related to the transaction, we have the right, in our sole discretion, over a 30-month period to sell shares of common stock to LPC in amounts up to 100,000 shares per regular sale, which may be increased to up to 200,000 shares depending on certain conditions as set forth in the Purchase Agreement, up to the aggregate commitment of $20 million (“Regular Purchases”). In addition to Regular Purchases and provided that the closing price of the common shares is not below $1.50 on the purchase date, the Company in its sole discretion may direct LPC on each purchase date to make “accelerated purchases” on the following business day up to the lesser of (i) two (2) times the number of shares purchased pursuant to such Regular Purchase or (ii) 30% of the trading volume on the accelerated purchase date at a purchase price equal to the lesser of (i) the closing sale price on the accelerated purchase date and (ii) 93% of the accelerated purchase date’s volume weighted average price.

There are no upper limits on the per share price LPC may pay to purchase our common stock, however the Company may not sell more than $500,000 in shares of common stock to LPC per Regular Purchase. The purchase price of the shares related to the $20 million of future funding will be based on the prevailing market prices of the Company’s shares of common stock, which shall be equal to the lesser of the lowest sale price of the common shares during the purchase date and the average of the three (3) lowest closing sale prices of the common shares during the twelve (12) business days prior to the purchase date without any fixed discount. Furthermore, the Company controls the timing and amount of any future sales, if any, of shares of common stock to LPC. LPC shall not have the right or the obligation to purchase any shares of our common stock on any business day that the price of our common stock is below the floor price as set forth in the Purchase Agreement.

The Purchase Agreement contains customary representations, warranties, covenants, closing conditions and indemnification and termination provisions by, among and for the benefit of the parties. LPC has covenanted not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of the Company’s shares of common stock.

In consideration for entering into the $20 million agreement, we issued to LPC 200,000 shares of our common stock as a commitment fee and shall issue up to 400,000 shares pro rata, when and if, LPC purchases at the Company’s discretion the $20 million aggregate commitment. The Purchase Agreement may be terminated by us at any time at our discretion without any cost to us. The proceeds received by the Company under the Purchase Agreement are expected to be used for any corporate purpose at the sole discretion of the Company.

The foregoing description of the Purchase Agreement and the RRA are qualified in their entirety by reference to the full text of the Purchase Agreement and the RRA, a copy of each of which is attached hereto as Exhibits 10.1 and 10.2, respectively, and each of which is incorporated herein in its entirety by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02.

Item 9.01  Financial Statements and Exhibits

(a)

Not applicable.

(b)

Not applicable.

(c)

Not applicable.

(d)

Exhibits:

EXHIBIT NO.	DESCRIPTION	LOCATION
10.1 .	Purchase Agreement, dated as of June 6, 2013, by and between the Company and Lincoln Park Capital Fund, LLC	Provided herewith
10.2	Registration Rights Agreement, dated as of June 6, 2013, by and between the Company and Lincoln Park Capital Fund, LLC	Provided herewith
99.1	Press Release, dated June 10, 2013	Provided herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  June 10, 2013

LIGHTWAVE LOGIC, INC.

By: /s/ James S. Marcelli
Name: James S. Marcelli
Title: President and Chief Operating Officer

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